Exhibit 10.3
SECOND AMENDMENT TO SUBLEASE AGREEMENT
     THIS SECOND AMENDMENT TO SUBLEASE AGREEMENT (this “Second Amendment”), dated this 22nd day of April, 2009 but effective as of November 1, 2008, is executed by and between Novavax, Inc., a Delaware Corporation (“Sublandlord”) and PuriCore, Inc., a Delaware Corporation, successor in interest to Sterilox Technologies, Inc. (“Subtenant”).
RECITALS
     WHEREAS, pursuant to a Lease Agreement dated July 15, 2004 (“Prime Lease”) Sublandlord leased from Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Prime Landlord”) approximately 32,908 rentable square feet of space on the first and second floor (the “Premises”) of the building located at 508 Lapp Road, Malvern, Pennsylvania 19355 (the “Property”); and
     WHEREAS, Prime Landlord and Sublandlord entered into an Amendment to Lease Agreement and Consent to Sublease dated June 1, 2006; and
     WHEREAS, Sublandlord and Subtenant entered into a Sublease Agreement dated April 28, 2006 (the “Original Sublease”) pursuant to which Subtenant agreed to sublease a portion of the Premises (the “Sublease Premises”) from Sublandlord; and
     WHEREAS, Sublandlord and Subtenant entered into that certain Amendment to Sublease dated October 25, 2006 (the “First Amendment to Sublease”), pursuant to which the parties amended the Original Sublease as more particularly set forth therein;
     WHEREAS, the Original Sublease, as amended by the First Amendment to Sublease, is hereinafter referred to as the “Sublease”; and
     WHEREAS, Sublandlord and Subtenant now wish to further amend the Sublease as set forth in this Second Amendment.
     NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below and intending to be legally bound, Sublandlord, and Subtenant hereby agree as follows:
1.	Incorporation of Recitals. The parties hereto acknowledge and agree that the recitals hereinabove set forth are true and correct in all respects and that the same are incorporated herein and made a part hereof.

2.	Representations.
(a)	Sublandlord hereby represents and warrants to Subtenant the following facts;

(1)	except as modified by this Second Amendment, the Sublease is in full force and effect and constitutes the entire rental agreement between Sublandlord and Subtenant for the Sublease Premises;

(2)	there are no existing defaults on the part of Sublandlord, or to Sublandlord’s knowledge, Subtenant under the Sublease;

(3)	neither Prime Landlord nor Sublandlord is in default under the Prime Lease, and to Sublandlord’s knowledge, there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Prime Landlord or Sublandlord under the Prime Lease; and

(4)	Sublandlord has paid to Prime Landlord any and all sums owed to Prime Landlord under the Prime Lease as of the date of this Second Amendment;

(5)	to Sublandlord’s knowledge, no part of the Security Deposit has been applied by Prime Landlord to satisfy Sublandlord’s obligations under the Prime Lease;

(6)	Sublandlord has no knowledge of any environmental condition that affects the use or operation in any way of that portion of the Premises not currently being occupied by Subtenant.
(b)	Subtenant hereby represents and warrants to Sublandlord the following facts:
(1)	except as modified by this Second Amendment, the Sublease is in full force and effect and constitutes the entire rental agreement between Sublandlord and Subtenant for the Sublease Premises;

(2)	Subtenant is in full and complete possession of the Sublease Premises; and

(3)	there are no existing defaults on the part of Subtenant, or to Subtenant’s knowledge, Sublandlord under the Sublease.
3.	Sublease Premises. As of November 1, 2008, the Sublease Premises is expanded to include the entire Premises, consisting of approximately 32,908 rentable square feet as shown on the attached Exhibit “A”.

4.	Sublease Term. The Term of the Sublease shall be extended and continue in effect until September 30, 2011.

5.	Option to Renew. Subtenant is hereby granted an option to renew (“Option”) the Term for an additional three (3) year term (the “Option Term”) provided that: (i) the Sublease has not been assigned by Subtenant prior to the date of the commencement of the Option Term; (ii) no event has occurred as of the date of the notice or date of the commencement of the Option Term which with the giving of notice, passage of time or both would constitute an Event of Default by Subtenant under the Sublease; and (iii) Subtenant has given written notice to Sublandlord of the exercise of the Option not less than nine (9) months prior to the expiration of the Term. If Subtenant so exercises the Option, all references to the Term in this Second Amendment and in the Sublease shall include the Option Term.
6.	Changes to Sublease.
(a)	The foregoing provisions of the Prime Lease are hereby now included in the Sublease: Sections 1(g), 1(h), 2 and 5; and

(b)	Sections 6(a), 6(b) and 6(c) shall be deleted from the Sublease Agreement and replaced with the following subparagraphs:
     “(a) Beginning November 1, 2008, the monthly Subrent shall be $10.00 per square foot of the Premises. The Subrent will be subject to an annual escalation of 2.5% effective November 1, 2009, and thereafter on November 1 during each year of the Sublease Term. If Subtenant exercises the Option and the Term is extended for the Option Term, the Subrent shall be subject to an annual escalation of 4.0% effective November 1, 2011, during each year of the Option Term. Subtenant shall make all payments of Subrent to Sublandlord on the first day of each month via ACH wire transfer.
     (b) Subtenant shall reimburse Sublandlord for all Operating Expenses and Utilities under the Prime Lease or otherwise paid by Sublandlord directly to the utility providers. Subtenant shall make all payments of Operating Expenses on the first day of each month via AOH wire transfer, based on the estimated Annual Operating Expenses as described in Section 6 of the Prime Lease, subject to adjustment as provided therein. Sublandlord shall provide Subtenant any annual statement for Operating Expenses received from the Prime Landlord; if such statement shows an underpayment, Subtenant shall pay the difference to Sublandlord within thirty (30) days after receipt of the same and if such statement shows an overpayment, Sublandlord shall provide payment of the same to Subtenant within thirty (30) days after receipt of the same from Prime Landlord. All invoices for Utilities from Sublandlord shall be paid by Subtenant within five (5) days of receipt thereof. If the Prime Landlord elects to invoice Operating Expenses and Utilities directly to Subtenant in lieu of Sublandlord, Subtenant shall pay such invoices to Prime Landlord directly in accordance with the Prime Lease. In the event that Subtenant is requested to pay invoices for Operating Expenses and Utilities to Prime Landlord directly, Sections 6 and 7 of the Prime Lease shall then be incorporated into the Sublease.

     (c) Subtenant shall either pay directly or reimburse Sublandlord within five (5) business days after receipt of an invoice for any services for the premises not included as Operating Expenses or Utilities.”
(c)	Sublandlord shall terminate its contract for third-party janitorial services effective as of January 1, 2009 and Subtenant shall contract directly for janitorial services, effective as of January 1, 2009.

(d)	On January 1, 2009 and thereafter, as appropriate, Sublandlord shall pay Subtenant or Subtenant shall pay Sublandlord any overpayment or underpayment, as applicable, of all amounts due under the Original Sublease and this Second Amendment, for the month of November, 2008.
7.	Alterations and Furniture.
(a)	Notwithstanding anything to the contrary contained in the Original Sublease, as of November 1, 2008, in consideration for the agreements contained in this Second Amendment, Sublandlord hereby transfers title to all furniture in the Premises and Alterations made by or for Sublandlord to the Premises at no charge.

(b)	Sublandlord represents and warrants to Subtenant that pursuant to Section 12 of the Prime Lease, there are no Alterations in the Premises that Prime Landlord has notified Sublandlord must be removed at the expiration of the term of the Prime Lease In the event that Prime Landlord requires removal of any Alterations at the end of the term of the Prime Lease that were made by or for Sublandlord to the Premises on or before the date hereof (such Alterations which are identified more specifically on Exhibit B hereto), Sublandlord shall be responsible for their removal and repair of any resulting damage in addition to restoration of the area affected by removal of the applicable Alteration to the condition existing prior to its installation up to an amount equal to $25,000; provided, however, Subtenant shall be solely responsible for the removal and repair of any resulting damage from Alterations made by or for Subtenant and any cost exceeding the $25,000 described above. Sublandlord shall indemnify and hold Subtenant harmless from any and all claims of Prime Landlord regarding removal of Alterations at the end of the term of the Prime Lease that were made by or for Sublandlord to the Premises on or before the date hereof.

(c)	In the event that Subtenant removes any Alterations made to the Premises after the date hereof, at the request of Sublandlord or Prime Landlord or for any other reason, Subtenant shall be solely responsible for their removal and repair of any resulting damage in addition to restoration of the area affected by removal of the applicable Alteration to the condition existing prior to its installation. Subtenant shall indemnify and hold

Sublandlord harmless from any and all claims of Prime Landlord regarding removal of Alterations at the end of the term of the Prime Lease that were made by or for Subtenant to the Premises after the date hereof.
8.	Surrender of Premises. On or before November 21, 2008, Sublandlord shall quit and surrender that portion of the Premises not sublet under the Original Sublease to Subtenant vacant, broom clean and in good order and condition, except for furniture, and Sublandlord shall remove all of Sublandlord’s trash and other materials, including, without limitation, lab supplies and chemicals, some of which may be Hazardous Materials (collectively the “Materials”). To the extent that Sublandlord fails to remove all or any portion of the Materials on or before November 15, 2008, Subtenant may remove such Materials and invoice Sublandlord for the cost thereof, and such costs shall be due and payable by Sublandlord to Subtenant within thirty (30) days of receipt of an invoice therefor, Sublandlord shall be responsible, at its sole expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials and removed either by Sublandlord or Subtenant in accordance with this Section 8, and Sublandlord hereby indemnifies and holds Subtenant harmless from any and all claims regarding removal of those Materials. Sublandlord and Subtenant acknowledge and agree that Sublandlord’s obligations under this Section 8 have been satisfied as of the date of this Second Amendment.

9.	Brokerage Commissions. Sublandlord and Subtenant represent to each other that neither party has engaged a broker or other person who may be owed a commission in connection with the transactions contemplated by this Second Amendment other than Cresa Partners, which represents Subtenant and will be paid separately by Subtenant pursuant to a separate written agreement, and no other broker is entitled to a leasing commission in connection with the transaction effectuated hereby. Tenant and Subtenant shall indemnify and hold each other harmless against all claims, damages, costs or expenses, including reasonable attorney’s fees and litigation costs, resulting directly or indirectly from any claim by any other party for brokerage of similar fees or commissions arising as a result of its agreement or actions relating to the transaction effectuated hereby.

10.	Continuing Agreements; Novation. Except as expressly modified hereby, the parties hereto ratify and confirm each and every provision of the Sublease as if the same were set forth herein. In the event that any of the terms and conditions in the Sublease conflict in any way with the terms and provisions hereof, the terms and provisions hereof shall prevail. The parties hereto covenant and agree that the execution of this Second Amendment is not intended to and shall not cause or result in a novation with regard to the Sublease.

11.	ENTIRE AGREEMENT. NO STATEMENTS, AGREEMENTS OR REPRESENTATIONS, ORAL OR WRITTEN, WHICH MAY HAVE BEEN MADE TO EITHER PARTY OR TO ANY EMPLOYEE OR AGENT OF EITHER PARTY, EITHER BY SUCH PARTY OR BY ANY EMPLOYEE, AGENT OR BROKER ACTING ON SUCH PARTY’S BEHALF, WITH RESPECT TO THE

MODIFICATION OF THE SUBLEASE, SHALL BE OF ANY FORCE OR EFFECT, EXCEPT TO THE EXTENT STATED IN THIS FIRST AMENDMENT, AND ALL PRIOR AGREEMENTS AND REPRESENTATIONS WITH RESPECT TO THE MODIFICATION OF THE SUBLEASE ARE MERGED HEREIN.
12.	Capitalized Terms. Each capitalized term used herein but not defined shall have the meaning ascribed to such term in the Sublease.

13.	Captions. The captions herein set forth are for convenience only and shall not be deemed to define, limit or describe the scope or intent of this Second Amendment.

14.	Governing Law. The provisions of this Second Amendment shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania as the same may be in effect from time to time.

15.	Counterparts. This Second Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original . It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

16.	Sublease by Subtenant. If Subtenant desires to sublet the Premises pursuant to Section 18 of the Prime Lease, Sublandlord shall use commercially reasonable efforts to assist Subtenant in obtaining the necessary approvals from the Prime Landlord and shall be reasonable in whether or not to provide its own consent to any such sublet.
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     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment under seal as of the date first above written.

WITNESS:	SUBLANDLORD: Novavax, Inc.
	By:	/s/ Rahul Singhvi
		Name:	Rahul Singhvi
		Title:	President & CEO

WITNESS:	SUBTENANT: PuriCore, Inc.
	By:	/s/ Gregory T. Bosch
		Name:	Gregory T. Bosch
		Title:	CEO

EXHIBIT “A”
Sublease Premises

EXHIBIT "A"

(1 OF 2)

KEY PLAN
500 SQ. FT.
33,092 SQ. FT.
FIRST FLOOR PLAN
508 LAPP ROAD
P-1

EXHIBIT "A"

(2 OF 2)

KEY PLAN

7,500 SQ. FT.
SECOND FLOOR PLAN
508 LAPP ROAD
P-1

EXHIBIT “B”
Alterations made by or for Sublandlord to the Premises on or before the date of the
Sublease
1.	Novavax lab space and related alterations on the First Floor adjacent to PuriCore warehouse, which Novavax occupied before and during the Sublease Term (“Novavax Lab Space”)

2.	Wall separating the PuriCore warehouse from the Novavax Lab Space

3.	Chain link fencing adjacent to the Novavax Lab Space